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                                                                    EXHIBIT 23.8


[AMERICAN APPRAISAL LOGO]                                   [LETTERHEAD OMITTED]




January 16, 2004                                              Ref No. BVG03/1012

The Directors
Chinadotcom Corporation
34/F Citicorp Centre,
18 Whitfield Road
Causeway Bay, Hong Kong

Dear Sirs,

                             CHINADOTCOM CORPORATION
                                 (THE "COMPANY")


We hereby give our consent to the use in the Registration Statement on Form F-4 of the Company of our valuation report dated September 24, 2003 relating to the purchase price allocation for the acquisition of Ross System Inc. by the Company and the references to our name, our letter and our valuation in the form and context in which they appear.


Yours faithfully,
For and on behalf of
AMERICAN APPRAISAL CHINA LIMITED




RICKY LEE
Assistant Vice President
RL/ka